Exhibit 99.1

Stereotaxis Reports 2018 Full Year Financial Results

●	Record high annual recurring revenue of $27.8 million; 3% annual growth
●	Positive annual net income for the first time in Company history despite significantly increased R&D investments
●	Innovation initiatives to be showcased in May at Heart Rhythm Society meeting
●	Strong financial position to reach profitability without the need for additional financings
●	Conference call today at 10:00 a.m. Eastern Time

ST. LOUIS, MO, March 12, 2019 – Stereotaxis, Inc. (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the fourth quarter and full year ended December 31, 2018.

“2018 was an extremely active year at Stereotaxis with progress on multiple fronts,” said David Fischel, Chairman and CEO. “Our primary areas of focus have been advancing a robust innovation strategy and developing the commercial infrastructure to support improved performance. These have progressed well and have been accomplished while maintaining financial discipline.”

“We have made meaningful progress on our strategic innovation initiatives and look forward to showcasing our progress in the second quarter at the Heart Rhythm Society meeting. The collaborations announced over the past year reflect just a portion of the relationships we are building across the industry. We are confident that our innovation strategy is clinically and commercially sound, will provide significant benefits to patients, physicians and hospitals, and will substantially increase Stereotaxis’ opportunity.”

“We achieved record recurring revenue for the year while establishing the foundational commercial infrastructure crucial for ensuring the success of robotic electrophysiology practices. With this commercial infrastructure now in place we have begun more actively engaging with customers to help them showcase their clinical and technological leadership. We expect this to create the right environment for increased demand for robotics, and combined with specific innovation, to support a return to more robust system revenue.”

“We are proud that this fundamental progress was accomplished while maintaining financial discipline. Despite a significantly increased investment in R&D, the Company achieved a milestone of positive annual net income in 2018.”

2018 Fourth Quarter and Full Year Financial Results

Revenue for the fourth quarter of 2018 totaled $7.3 million. Recurring revenue for the quarter was $6.7 million and system revenue was $0.5 million. Revenue for the full year 2018 totaled $29.3 million. Recurring revenue for the full year 2018 of $27.8 million represents a 3% increase above the recurring revenue for the full year 2017. System revenue for the full year 2018 of $1.6 million declined from $4.3 million in 2017, primarily reflecting the impact from the shipment of two Niobe® Systems to an international distributor in 2017.

Gross margin for the fourth quarter and full year 2018 was approximately 80%. Operating expenses in the fourth quarter were $6.4 million, up from $5.9 million in the prior year quarter, predominantly driven by increased investment in R&D. Operating expenses for the full year 2018 totaled $26.1 million, down slightly from $26.3 million in 2017, with increased R&D investment offset by decreased general and administrative expenses. Operating loss and net loss in the fourth quarter were ($0.6) million. Operating loss and net income for the full year 2018 were ($2.5) million and $0.1 million, respectively. Negative free cash flow for the full year 2018 was ($2.8) million, compared to ($4.8) million for the full year 2017. The net income for 2018 represents the first full year of positive net income for the Company in its history.

Cash Balance and Liquidity

At December 31, 2018, Stereotaxis had cash and cash equivalents of $10.8 million, no debt, and $3.3 million in unused borrowing capacity on its revolving credit facility, for total net liquidity of $14.1 million.

Full Year 2019 Expectations

Stereotaxis enters 2019 with a solid plan for progress and a healthy financial foundation to execute on the plan. Stereotaxis expects its innovation initiatives to contribute to growth in systems revenue in 2019. Operating expenses are expected to moderately increase in 2019, primarily driven by increased R&D investment. Stereotaxis’ balance sheet will allow the Company to deliver on its commercial and innovation initiatives over the coming years and reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 12, 2019, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-866-288-0540 (US and Canada) or 1-323-994-2131 (International) and give the participant pass code 5798362. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenue:
Systems	$538,543	$630,927	$1,582,053	$4,275,798
Disposables, service and accessories	6,729,561	6,924,740	27,764,564	26,868,302
Total revenue	7,268,104	7,555,667	29,346,617	31,144,100

Cost of revenue:
Systems	530,679	4,169,883	1,788,658	6,199,643
Disposables, service and accessories	898,646	1,204,116	3,928,521	4,554,596
Total cost of revenue	1,429,325	5,373,999	5,717,179	10,754,239

Gross margin	5,838,779	2,181,668	23,629,438	20,389,861

Operating expenses:
Research and development	2,223,587	1,727,307	8,219,387	6,704,200
Sales and marketing	3,054,404	3,148,096	12,965,920	13,627,724
General and administrative	1,147,467	1,056,020	4,901,170	5,977,534
Total operating expenses	6,425,458	5,931,423	26,086,477	26,309,458
Operating loss	(586,679)	(3,749,755)	(2,457,039)	(5,919,597)

Other income	-	1,241,510	2,590,361	212,031
Interest income (expense)	16,705	(44,509)	(16,566)	(179,844)
Net income (loss)	$(569,974)	$(2,552,754)	$116,756	$(5,887,410)
Cumulative dividend on convertible preferred stock	(361,447)	(361,447)	(1,434,000)	(1,432,259)
Net loss attributable to common stockholders	$(931,421)	$(2,914,201)	$(1,317,244)	$(7,319,669)

Net loss per share attributed to common stockholder:
Basic	$(0.02)	$(0.13)	$(0.03)	$(0.32)
Diluted	$(0.02)	$(0.13)	$(0.03)	$(0.32)

Weighted average number of common shares and equivalents:
Basic	59,053,073	22,800,459	52,082,618	22,614,248
Diluted	59,053,073	22,800,459	52,082,618	22,614,248

Certain prior year amounts have been reclassified to conform to the 2018 presentation.

STEREOTAXIS, INC.

BALANCE SHEETS

	December 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,796,072	$3,686,302
Accounts receivable, net of allowance of $398,847 and $361,350 in 2018 and 2017, respectively	5,021,111	4,287,255
Inventories, net	1,191,666	1,146,971
Prepaid expenses and other current assets	963,700	750,085
Total current assets	17,972,549	9,870,613
Property and equipment, net	343,693	592,688
Intangible assets, net	-	159,470
Other assets	198,365	44,432
Total assets	$18,514,607	$10,667,203

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,726,360	$1,654,101
Accrued liabilities	2,642,481	3,195,247
Deferred revenue	5,825,536	5,702,769
Warrants	-	19,574,977
Total current liabilities	10,194,377	30,127,094

Long-term deferred revenue	407,151	611,863
Other liabilities	641,461	535,369
Total liabilities	11,242,989	31,274,326

Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,900 shares outstanding at 2018 and 2017	5,960,475	5,960,475
Stockholders’ equity (deficit):
Common stock, par value $0.001; 300,000,000 shares authorized, 59,058,297 and 22,805,731 shares issued at 2018 and 2017, respectively	59,058	22,806
Additional paid-in capital	478,179,574	450,748,403
Treasury stock, 4,015 shares at 2018 and 2017	(205,999)	(205,999)
Accumulated deficit	(476,721,490)	(477,132,808)
Total stockholders’ equity (deficit)	1,311,143	(26,567,598)
Total liabilities and stockholders’ equity (deficit)	$18,514,607	$10,667,203